UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                 SCHEDULE 13D/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 2)

                                 TEJON RANCH CO.
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.50 PER SHARE
                         (Title of Class of Securities)

                                   879080 10 9
                                 (CUSIP Number)

                                 IRIS B. ROSKEN
                       CARL MARKS MANAGEMENT COMPANY, L.P.
                              135 EAST 57TH STREET
                               NEW YORK, NY 10022

                     (Name, Address and Telephone Number of
            Person Authorized to Receive Notices and Communications)

                                FEBRUARY 13, 2002

             (Date of Event which Requires Filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D/A, and is filing this Schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

     Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

                                                               Page 1 of 8 pages

---------------------                                          -----------------
CUSIP NO. 879080 10 9             SCHEDULE 13D                 Page 2 of 8 Pages
---------------------                                          -----------------

1   NAMES OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Carl Marks Strategic Investments, L.P.
    --------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                       (b) [ ]
    --------------------------------------------------------------------------
3   SEC USE ONLY

    --------------------------------------------------------------------------
4   SOURCE OF FUNDS*


    --------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                  [ ]

    --------------------------------------------------------------------------
6   CITZENSHIP OR PLACE OF ORGANIZATION

    Delaware
    --------------------------------------------------------------------------
                  7  SOLE VOTING POWER
                     585,083 shares**
     NUMBER OF       ---------------------------------------------------------
      SHARES      8  SHARED VOTING POWER
    BENEFICIALLY     -0-
     OWNED BY        ---------------------------------------------------------
       EACH       9  SOLE DISPOSITIVE POWER
     REPORTING       585,083 shares**
      PERSON         ---------------------------------------------------------
       WITH      10  SHARED DISPOSITIVE POWER
                     -0-
                     ---------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    585,083 shares**
    --------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]


    --------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    4.09%
    --------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    PN
    --------------------------------------------------------------------------

---------------------                                          -----------------
CUSIP NO. 879080 10 9             SCHEDULE 13D                 Page 3 of 8 Pages
---------------------                                          -----------------

1   NAMES OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Carl Marks Strategic Investments II, L.P.
    --------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                       (b) [ ]
    --------------------------------------------------------------------------
3   SEC USE ONLY

    --------------------------------------------------------------------------
4   SOURCE OF FUNDS*


    --------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                  [ ]

    --------------------------------------------------------------------------
6   CITZENSHIP OR PLACE OF ORGANIZATION

    Delaware
    --------------------------------------------------------------------------
                  7  SOLE VOTING POWER
                     -0-
     NUMBER OF       ---------------------------------------------------------
      SHARES      8  SHARED VOTING POWER
    BENEFICIALLY     -0-
     OWNED BY        ---------------------------------------------------------
       EACH       9  SOLE DISPOSITIVE POWER
     REPORTING       -0-**
      PERSON         ---------------------------------------------------------
       WITH      10  SHARED DISPOSITIVE POWER
                     -0-
                     ---------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    -0-**
    --------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]


    --------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    -0-%
    --------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    PN
    --------------------------------------------------------------------------

---------------------                                          -----------------
CUSIP NO. 879080 10 9             SCHEDULE 13D                 Page 4 of 8 Pages
---------------------                                          -----------------

1   NAMES OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Carl Marks Management Company, L.P.
    --------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                       (b) [ ]
    --------------------------------------------------------------------------
3   SEC USE ONLY

    --------------------------------------------------------------------------
4   SOURCE OF FUNDS*


    --------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                  [ ]

    --------------------------------------------------------------------------
6   CITZENSHIP OR PLACE OF ORGANIZATION

    Delaware
    --------------------------------------------------------------------------
                  7  SOLE VOTING POWER
                     585,083 shares**
     NUMBER OF       ---------------------------------------------------------
      SHARES      8  SHARED VOTING POWER
    BENEFICIALLY     -0-
     OWNED BY        ---------------------------------------------------------
       EACH       9  SOLE DISPOSITIVE POWER
     REPORTING       585,083 shares**
      PERSON         ---------------------------------------------------------
       WITH      10  SHARED DISPOSITIVE POWER
                     -0-
                     ---------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    585,083 shares**
    --------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]


    --------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    4.09%
    --------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    PN
    --------------------------------------------------------------------------

---------------------                                          -----------------
CUSIP NO. 879080 10 9             SCHEDULE 13D                 Page 5 of 8 Pages
---------------------                                          -----------------

1   NAMES OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Andrew M. Boas
    --------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                       (b) [ ]
    --------------------------------------------------------------------------
3   SEC USE ONLY

    --------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    AF
    --------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                  [ ]

    --------------------------------------------------------------------------
6   CITZENSHIP OR PLACE OF ORGANIZATION

    U.S.A.
    --------------------------------------------------------------------------
                  7  SOLE VOTING POWER
                     -0-
     NUMBER OF       ---------------------------------------------------------
      SHARES      8  SHARED VOTING POWER
    BENEFICIALLY     585,083 shares**
     OWNED BY        ---------------------------------------------------------
       EACH       9  SOLE DISPOSITIVE POWER
     REPORTING       -0-
      PERSON         ---------------------------------------------------------
       WITH      10  SHARED DISPOSITIVE POWER
                     585,083 shares**
                     ---------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    585,083 shares**
    --------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]


    --------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    4.09%
    --------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    IN
    --------------------------------------------------------------------------

---------------------                                          -----------------
CUSIP NO. 879080 10 9             SCHEDULE 13D                 Page 6 of 8 Pages
---------------------                                          -----------------

1   NAMES OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Robert C. Ruocco
    --------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                       (b) [ ]
    --------------------------------------------------------------------------
3   SEC USE ONLY

    --------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    AF
    --------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                  [ ]

    --------------------------------------------------------------------------
6   CITZENSHIP OR PLACE OF ORGANIZATION

    U.S.A.
    --------------------------------------------------------------------------
                  7  SOLE VOTING POWER
                     5,243 shares
     NUMBER OF       ---------------------------------------------------------
      SHARES      8  SHARED VOTING POWER
    BENEFICIALLY     585,083 shares**
     OWNED BY        ---------------------------------------------------------
       EACH       9  SOLE DISPOSITIVE POWER
     REPORTING       5,243 shares
      PERSON         ---------------------------------------------------------
       WITH      10  SHARED DISPOSITIVE POWER
                     585,083 shares**
                     ---------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    590,326 shares**
    --------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]


    --------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    4.13%
    --------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    IN
    --------------------------------------------------------------------------

ITEM 1.  SECURITY AND ISSUER

     This Amendment No. 2 to Schedule 13D relates to the Common Stock, par value $.50 per share (the "Common Stock"), issued by Tejon Ranch Co., a Delaware corporation (the "Company"). The principal executive offices of the Company are located at P.O. Box 1000, Lebec, California 93243.

     This Amendment to Schedule 13D is being filed pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act "). This Amendment amends a Schedule 13D, dated July 17, 1997 (the "Original Schedule 13D" ).

     Except as amended hereby, the responses in the Original Schedule 13D remain unchanged.

ITEM 4. PURPOSE OF TRANSACTION.

     Mr. Ruocco is currently a director of the Company. Neither he nor any of the other Reporting Persons presently have any of the plans or proposals described in this Item.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

     (a) As of the date hereof, Partnership I owned beneficially 585,083 shares of Common Stock, constituting approximately 4.09% of the outstanding shares. In its capacity as general partner of Partnership I, such shares may be deemed also owned beneficially by the General Partner and, in their capacity as general partners of the General Partner, by Messrs. Boas and Ruocco.

     As of the date hereof, Mr. Ruocco owned options (granted to him as a director) to acquire an additional 5,243 shares of Common Stock, at exercise prices ranging from $21.0625 to $24.50 per share.

     By reason of the foregoing (and ownership previously reported in the Original Schedule 13D), as of the date hereof the Reporting Persons owned beneficially the following respective aggregate amounts and approximate percentages of the outstanding shares of Common Stock: Each of Partnership I, the General Partner and Mr. Boas, 585,083 shares (4.09%); and Mr. Ruocco, 590,326 shares (4.13%). Neither Partnership II nor the Account owns any shares of Common Stock

     (c) On February 13, 2002, Partnership II sold 207,755 shares of Common Stock, in a negotiated transaction, at a total price, including commissions, of $5,187,539.53 ($24.97 per share).

     Except as aforesaid, no transactions in the Common Stock were effected by any of the Reporting Persons within the past sixty (60) days.

     (e) On February 13, 2002, the General Partner and Messrs. Boas and Ruocco ceased to be owners of more than 5% of the Common Stock.

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: March 7, 2002


                           CARL MARKS STRATEGIC INVESTMENTS, L.P.
                           By: Carl Marks Management Company, L.P.,
                                 General Partner

                           By: /s/ Andrew M. Boas
                               ------------------------------------
                               Andrew M. Boas, a General Partner


                           CARL MARKS STRATEGIC INVESTMENTS II, L.P.
                           By: Carl Marks Management Company, L.P.,
                                 General Partner

                           By: /s/ Andrew M. Boas
                               ------------------------------------
                               Andrew M. Boas, a General Partner


                               CARL MARKS MANAGEMENT COMPANY, L.P.

                               By: /s/ Andrew M. Boas
                                   ------------------------------------
                                   Andrew M. Boas, a General Partner

                                   /s/ Andrew M. Boas
                                   ------------------------------------
                                   ANDREW M. BOAS

                                   /s/ Robert C. Ruocco
                                   ------------------------------------
                                   ROBERT C. RUOCCO